EXHIBIT 4(F)

[FORM OF WARRANT AGREEMENT]

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL),
as Issuer
and
[BANK],
as Warrant Agent

WARRANT AGREEMENT
dated as of [DATE]

	TABLE OF CONTENTS

		Page

	ARTICLE I
	DEFINITIONS

Section 1.01.	Definitions	1

	ARTICLE II
	ISSUANCE AND FORMS OF WARRANTS

Section 2.01.	Issuance of Warrants	6
Section 2.02.	Forms of Warrants	6
Section 2.03.	Form of Bearer Warrant	6
Section 2.04.	Form of Warrant Agent’s Certificate of Authentication	7
Section 2.05.	Form of Warrant Agent’s Certificate of Authentication by an Authenticating Agent	7

	ARTICLE III
	THE WARRANTS

Section 3.01.	Amount Unlimited; Issuable in Series	8
Section 3.02.	Execution, Authentication, Delivery and Dating	9
Section 3.03.	Temporary Warrants	12
Section 3.04.	Registrar and Paying Agent	12
Section 3.05.	DTC Agent	13
Section 3.06.	Transfer and Exchange	14
Section 3.07.	Mutilated, Destroyed, Lost and Stolen Warrants	16
Section 3.08.	Cancellation	17
Section 3.09.	Currency of Payments in Respect of Cash-Settled Warrants	17
Section 3.10.	Return of Monies Held Unclaimed for Two Years	18
Section 3.11.	Judgments	18
Section 3.12.	CUSIP Numbers	18
Section 3.13.	Re-opening of Issuance	18

	ARTICLE IV
	EXERCISE OF WARRANTS

Section 4.01.	General	18
Section 4.02.	Exercise and Delivery of Warrants; Delivery of Settlement Amount	19
Section 4.03.	Automatic Exercise of Warrants	20

	ARTICLE V
	OTHER PROVISIONS RELATING TO RIGHTS OF WARRANT HOLDERS

Section 5.01.	Merger, Consolidation, Sale, Transfer or Conveyance	22
Section 5.02.	Rights Conferred by Warrants	22
Section 5.03.	Notice of Certain Events	22
Section 5.04.	Disclaimer of Responsibility for Calculations or Determinations	22

i

ii

WARRANT AGREEMENT, dated as of [DATE], among AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL), a corporation organized and existing under the laws of Sweden (the “Company”) and [BANK], a [national banking association], as warrant agent (the “Warrant Agent”).

W I T N E S S E T H :

WHEREAS, the Company has duly authorized the issue, in one or more series as in this Agreement provided, from time to time of its warrants (the “Warrants”) and, to provide the general terms and conditions upon which the Warrants are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Agreement; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer and exercise of the Warrants;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.                 Definitions.  Unless the context otherwise requires, the terms defined in this Section 1.01 shall for all purposes of this Agreement have the meanings hereinafter set forth, the following definitions to be equally applicable to both the singular and the plural forms of any of the terms herein defined:

Actual Exercise Date:

The term “Actual Exercise Date” for a Warrant shall mean (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 p.m., New York City time, on such day, or (ii) if the Warrant Agent receives such Warrant and Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the Business Day next succeeding such Business Day.

Affiliate:

The term “Affiliate,” with respect to any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agreement:

The term “Agreement” or “this Agreement” shall mean this instrument and all agreements supplemental hereto.

Authenticating Agent:

The term “Authenticating Agent” shall have the meaning assigned to it in Section 7.04.

Authorized Newspaper:

The term “Authorized Newspaper” shall mean a newspaper in an official language of the country of publication customarily published at least once a day, and customarily published for at least five days in each calendar week, and of general circulation in such city or cities specified pursuant to Section 3.01 with respect to the Warrants of any series.  Where successive publications are required to be made in Authorized Newspapers, the successive publications may be made in the same or in different newspapers in the same city meeting the foregoing requirements and in each case on any Business Day in such city.

Automatic Exercise:

The term “Automatic Exercise” shall have the meaning assigned to it in Section 4.03.

Automatic Exercise Procedures:

The term “Automatic Exercise Procedures” shall have the meaning assigned to it in Section 4.03.

Bearer Warrant:

The term “Bearer Warrant” shall mean any Warrant title to which passes by delivery only.

Board of Directors:

The term “Board of Directors” shall mean either the board of directors of the Company, or the executive or any other committee of that board duly authorized to act in respect hereof.

Board Resolution:

The term “Board Resolution” shall mean a copy of a resolution or resolutions duly adopted by the Board of Directors and in full force and effect on the date delivered to the Warrant Agent.

Book-Entry Warrant:

The term “Book-Entry Warrant” shall have the meaning assigned to it in Section 3.05(a).

Business Day:

The term “Business Day,” when used with respect to any Place of Payment or any other particular location referred to in this Agreement or in the Warrants, shall mean each day on which commercial banks and foreign exchange markets settle payments generally in such Place of Payment or other location.

Calculation Agent:

The term “Calculation Agent” shall have the meaning assigned to it in Section 4.02(a)(ii).

Cash Settled Warrants:

The term “Cash Settled Warrants” shall have the meaning assigned to it in Section 3.01(f).

Company:

The term “Company” shall mean Aktiebolaget Svensk Exportkredit (publ), a corporation organized and existing under the laws of Sweden and, subject to the provisions of Section 5.01, shall also include its successors and assigns.

Company Order:

The term “Company Order” shall mean, a written order or request delivered (including by electronic means) in the name of the Company by any of the President, the Chief Financial Officer, the Chief Accounting Officer or the Head of Funding of the Company, or by any other officer of the company granted due authority for such purpose from time to time, to the Warrant Agent.

Corporate Trust Office:

The term “Corporate Trust Office,” or other similar term, shall mean the principal office of the Warrant Agent in the Borough of Manhattan, The City of New York, at which at any particular time the terms and provisions of this Agreement shall be administered, which office at the date hereof is located at [ADDRESS].

Currency:

The term “Currency” shall mean U. S. Dollars or Foreign Currency.

DTC Agent:

The term “DTC Agent” shall have the meaning assigned to it in Section 3.05(a).

Depositary:

The term “Depositary” shall mean, with respect to the Warrants of any series issuable in whole or in part in the form of one or more Global Warrants, the Person designated as Depositary by the Company pursuant to Section 3.01 until a successor Depositary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder, and if at any time there is more than one such Person, “Depositary” as used with respect to the Warrants of any such series shall mean the Depositary with respect to the Warrants of that series.

Designated Currency:

The term “Designated Currency” shall have the meaning assigned to it in Section 3.11.

Exchange Act:

The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exercise Date:

The term “Exercise Date” shall have the meaning assigned to it in Section 3.01(d).

Exercise Notice:

The term “Exercise Notice” shall have the meaning assigned to it in Section 4.02(a).

Exercise Period:

The term “Exercise Period” shall have the meaning assigned to it in Section 3.01(d).

Foreign Currency:

The term “Foreign Currency” shall mean a currency issued by the government of any country other than the United States or a composite currency, the value of which is determined by reference to the values of the currencies of any group of countries.

GAAP:

The term “GAAP,” with respect to any computation required or permitted hereunder, shall mean generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applied for all applicable periods.

Global Warrant:

The term “Global Warrant” shall mean any Registered or Bearer Warrant evidencing all or part of a series of Warrants, issued in fully-registered certificated form to the Depositary for such series in accordance with Section 3.02 and bearing the legend prescribed in Section 3.02(g).

Members:

The term “Members” shall have the meaning assigned to it in Section 3.02(i).

Officers’ Certificate:

The term “Officers’ Certificate” when used with respect to the Company, shall mean a certificate signed by any two officers of the Company duly authorized to deliver such a certificate, from time to time.  Each such certificate shall include the statements provided for in Section 8.02 if and to the extent required by the provisions of such Section.

Opinion of Counsel:

The term “Opinion of Counsel” shall mean an opinion in writing signed by legal counsel, who may be an employee of or of counsel to the Company, or may be other counsel satisfactory to the Warrant Agent.  Each such opinion shall include the statements provided for in Section 8.02 if and to the extent required by the provisions of such Section.

Paying Agent:

The term “Paying Agent” shall have the meaning assigned to it in Section 3.04(b).

Person:

The term “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

Physical Delivery Warrants:

The term “Physical Delivery Warrants” shall have the meaning assigned to it in Section 3.01(f).

Place of Payment:

The term “Place of Payment” shall mean, when used with respect to the Warrants of any series, the place or places where the Settlement Amount, if any, to be delivered upon exercise with respect to the Warrants of that series are payable as specified pursuant to Section 3.01.

Register:

The term “Register” shall have the meaning assigned to it in Section 3.04(a).

Registered Warrant:

The term “Registered Warrant” shall mean any Warrant registered in the Register.

Registrar:

The term “Registrar” shall have the meaning assigned to it in Section 3.04(a).

Responsible Officers:

The term “Responsible Officers” of the Warrant Agent hereunder shall mean any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer, any assistant trust officer or any other officer associated with the corporate trust department of the Warrant Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject and, in the case of any such officer, who shall have direct responsibility for the administration of this Agreement.

SEC:

The term “SEC” shall mean the U.S. Securities and Exchange Commission.

Securities Act:

The term “Securities Act” shall mean the Securities Act of 1933, as amended.

Settlement Amount; Cash Settlement Amount; Physical Settlement Amount:

The term “Settlement Amount” shall mean (1) with respect to Cash Settled Warrants, the amount of cash (the “Cash Settlement Amount”) and (2) with respect to Physical Delivery Warrants, the quantity of the relevant underlying assets (the “Physical Settlement Amount”), which amount or quantity a holder is entitled to receive on the Settlement Date upon proper exercise of the Warrants, including upon Automatic Exercise, as specified pursuant to Section 3.01.

Settlement Date:

The term “Settlement Date” shall have the meaning assigned to it in Section 3.01(e).

Subsidiary:

The term “Subsidiary,” when used with respect to any Person, shall mean any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person.  For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Successor Company:

The term “Successor Company” shall have the meaning assigned to it in Section 3.06(i).

Warrant:

The term “Warrant” shall mean one of the Warrants duly authenticated by the Warrant Agent and delivered pursuant to the provisions of this Agreement.

Warrant Agent:

The term “Warrant Agent” shall mean [ ] (whether original or successor), as initial warrant agent hereunder, and any other agent appointed as such, as used with respect to the Warrants of any series.

Warrant Custodian:

The term “Warrant Custodian” shall mean the custodian with respect to any Global Warrant appointed by the Depositary, or any successor Person thereto, and shall initially be the Paying Agent.

Warrant holder; holder of Warrants; holder; registered holder:

The term “Warrant holder” or “holder of Warrants” or “holder” or “registered holder,” with respect to a Registered Warrant, shall mean the Person in whose name such Warrants shall be registered in the Register kept for that purpose hereunder and, with respect to a Bearer Warrant, the bearer thereof.

U.S. Dollars:

The term “U.S. Dollars” shall mean such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

United States:

The term “United States” shall mean the United States of America (including the States and the District of Columbia), its territories and its possessions and other areas subject to its jurisdiction.

ARTICLE II
ISSUANCE AND FORMS OF WARRANTS

SECTION 2.01.                 Issuance of Warrants.  This Agreement shall apply to each series of Warrants as to which it shall become effective.  Upon issuance of the Warrants by, or pursuant to authority granted under, a Board Resolution and as affirmed in an Officers’ Certificate, the Warrants will constitute direct, unconditional and unsecured obligations of the Company and will rank on a parity with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt.

SECTION 2.02.                 Forms of Warrants.  (a)  The Warrants of each series shall be substantially in a form established by, or pursuant to authority granted under, a Board Resolution and set forth in (or referred to in) an Officers’ Certificate and shall have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification or designation and such legends or endorsements placed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange on which any series of the Warrants may be listed or of any automated quotation system on which any such series may be quoted, or to conform to usage, all as determined by the officers executing such Warrants as conclusively evidenced by their execution of such Warrants.

(b)                                 The terms and provisions of the Warrants shall constitute, and are hereby expressly made, a part of this Agreement, and, to the extent applicable, the Company and the Warrant Agent, by their execution and delivery of this Agreement expressly agree to such terms and provisions and to be bound thereby.

(c)                                  Warrants may be issued hereunder substantially in the form of Appendix 1 hereto.

SECTION 2.03.                 Form of Bearer Warrant.  (a)  Each Bearer Warrant shall bear a legend substantially to the following effect:

“Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”

(b)                                 The definitive Warrants, if any, of each series shall be printed, lithographed or engraved or produced by any combination of these methods on steel engraved borders or may be produced in any other manner, provided that such manner is permitted by the rules of any securities exchange on which such series of Warrants may be listed or of any automated quotation system on which such series may be quoted, all as determined by the officers executing such Warrants, as conclusively evidenced by their execution of such Warrants.

SECTION 2.04.                 Form of Warrant Agent’s Certificate of Authentication.

(a)                                  Only such of the Warrants as shall bear thereon a certificate substantially in the form of the Warrant Agent’s certificate of authentication hereinafter recited, executed by the Warrant Agent by manual signature, shall be valid or become obligatory for any purpose or entitle the holder thereof to any right or benefit under this Agreement, and the certificate of authentication by the Warrant Agent upon any such Warrant executed on behalf of the Company as aforesaid shall be conclusive evidence that the Warrant so authenticated has been duly authenticated and delivered hereunder and that the holder thereof is entitled to the benefits of this Agreement.

(b)                                 Each Warrant shall be dated the date of its authentication, except that any Global Warrant shall be dated as of the date specified as contemplated in Section 3.01.

(c)                                  The form of the Warrant Agent’s certificate of authentication to be borne by the Warrants shall be substantially as follows:

WARRANT AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Warrants issued referred to in the within-mentioned Agreement.

[BANK],
as Warrant Agent

By:

Authorized Signatory

SECTION 2.05.                 Form of Warrant Agent’s Certificate of Authentication by an Authenticating Agent.  If at any time there shall be an Authenticating Agent appointed with respect to any series of Warrants, then the Warrant Agent’s Certificate of Authentication by such Authenticating Agent to be borne by Warrants of each such series shall be substantially as follows:

WARRANT AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Warrants issued referred to in the within-mentioned Agreement.

[ ],
as Authenticating Agent

By:

Authorized Signatory
By:

Authorized Signatory

ARTICLE III
THE WARRANTS

SECTION 3.01.      Amount Unlimited; Issuable in Series.  The aggregate amount of Warrants that may be authenticated and delivered under this Agreement is unlimited.  The Warrants may be issued in one or more series.  There shall be established by or pursuant to authority granted under a Board Resolution, and set forth in (or referred to in) an Officers’ Certificate of the Company, or established in one or more agreements supplemental hereto prior to the issuance of Warrants of any series:

(a)           the title of the Warrants of the series (which shall distinguish the Warrants of such series from the Warrants of all other series, except to the extent that additional Warrants of an existing series are being issued);

(b)           any limit upon the aggregate amount of the Warrants of the series that may be authenticated and delivered under this Agreement (except for Warrants authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Warrants of such series pursuant to Section 3.03, 3.06 or 3.07);

(c)           the date(s) on which or period(s) during which the Warrants of the series may be issued;

(d)           the date(s) on which or period(s) during which the Warrants of the series may be exercised, including the date of any Automatic Exercise of such Warrants (each such date and period, the “Exercise Date” and “Exercise Period,” respectively);

(e)           the date(s) on which the payments or distributions on the Warrants shall be made (each such date, the “Settlement Date”);

(f)            whether the Warrants are to be settled in cash (such Warrants, “Cash Settled Warrants”) or in physical assets (such Warrants, “Physical Delivery Warrants”), and whether the Company may vary settlement in respect of the Warrants following a valid exercise of Warrants;

(g)           the amount of cash or quantity of underlying assets due, or the means by which the amount of cash or quantity of underlying assets due may be calculated, on exercise of the Warrants, including Automatic Exercise, or upon cancellation;

(h)           if other than U. S. Dollars, the Currency in which Warrants of the series shall be denominated or in which payments in cash on the Warrants of the series shall be made, if applicable, and any other terms concerning such payments;

(i)            if the amount of payment or distribution on the Warrants of the series may be determined with reference to an index, formula or other method including, but not limited to, an index based on a currency or currencies other than that in which the Warrants are stated to be payable, the manner in which such amounts shall be determined;

(j)            if the amount of payment or distribution on the Warrants of the series may be determined with reference to an index, the manner in which a successor index may be determined;

(k)           if the payment or distribution on Warrants of the series are to be made, at the election of the Company or a holder thereof, in a currency other than that in which the Warrants are denominated or stated to be payable without such election, the period or periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the Currency in which the Warrants are denominated or payable without such election and the Currency in which the Warrants are to be paid if such election is made;

(l)            the place or places where the payments or distributions on Warrants of the series shall be made;

(m)          the terms and conditions, if any, upon which the holders of the Warrants of the series may exercise such Warrants, including any minimum or maximum amount of the Warrants of such series exercisable by all Warrant holders or by any Person on any Exercise Date or during any Exercise Period, and the procedures by which such holders may exercise such Warrants;

(n)           any provisions permitting a Warrant holder to condition an exercise of the Warrants of the series;

(o)           the events, if any, upon the occurrence of which the Warrants of the series will be automatically exercised;

(p)           the obligation, if any, of the Company to purchase or repay Warrants of the series at the option of a holder thereof and the price or prices at which, the period or periods within which or the date or dates on which, and the terms and conditions upon which Warrants of the series shall be purchased or repaid, in whole or in part, pursuant to such obligation;

(q)           the denominations in which Warrants of the series shall be issuable;

(r)            whether the Warrants of the series are to be issued in whole or in part in the form of one or more Global Warrants and, in such case, the Depositary for such Global Warrant or Global Warrants and the terms and conditions, if any, upon which interests in such Global Warrant or Global Warrants may be exchanged in whole or in part for the individual Warrants represented thereby;

(s)           whether Warrants of the series are to be issued as Registered Warrants or Bearer Warrants or both, and, if Bearer Warrants are issued, whether Bearer Warrants of the series may be exchanged for Registered Warrants of the series and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

(t)            if any Warrants of the series are to be issued as Bearer Warrants or as one or more Global Warrants representing individual Bearer Warrants of the series, the terms upon which a temporary Bearer Warrant may be exchanged for one or more of the definitive certificated Bearer Warrants of the series;

(u)           the date as of which any Global Warrant of the series shall be dated if other than the original issuance of the first Warrant of the series to be issued;

(v)           the form of the Warrants of the series;

(w)          if different than specified herein, the Registrar, Paying Agent or DTC Agent, as applicable, for the Warrants of the series; and

(x)            any other terms of the Warrants of the series, including events of default and/or additional covenants of the Company (which terms shall not be inconsistent with the requirements of the provisions of this Agreement).

All Warrants of any one series shall be substantially identical, except as to denomination and except as may otherwise be provided by or pursuant to such Board Resolution, and set forth in such Officers’ Certificate, or in any agreement supplemental hereto.

SECTION 3.02.      Execution, Authentication, Delivery and Dating.

(a)           The Warrants shall be executed in the name and on behalf of the Company by the manual or facsimile signature of any of the President, the Chief Financial Officer, the Chief Accounting Officer or the Head of Funding of the Company, or of any other officer of the Company granted due authority for such purpose in accordance with the Company’s then-existing internal delegation of authority.  If the Person whose signature is on a

Warrant no longer holds that office at the time the Warrant is authenticated and delivered, the Warrant shall nevertheless be valid.

(b)           At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver Warrants of any series, executed by the Company, to the Warrant Agent for authentication, together with a Company Order for the authentication and delivery of such Warrants.  The Warrant Agent shall thereupon authenticate and deliver such Warrants without any further action by the Company.  The Company Order shall specify the amount of the Warrants to be authenticated and the date on which the original issue of Warrants is to be authenticated.

(c)           In authenticating the first Warrants of any series and accepting the additional responsibilities under this Agreement in relation to such Warrants, the Warrant Agent shall receive, and shall be fully protected in relying upon:

(i)            the supplemental warrant agreement, Board Resolution or Officers’ Certificate relating thereto and, if applicable, an appropriate record of any action taken pursuant to such supplemental warrant agreement or resolution; and

(ii)           one or more Opinions of Counsel prepared in accordance with Section 8.02, which shall, cumulatively, contain statements to substantially the following effect:

(A)          that the form and terms of such Warrants have been established by, or pursuant to authority granted under, one or more Board Resolutions, by a supplemental warrant agreement, or by both such resolution or resolutions and such supplemental warrant agreement, in conformity with the provisions of this Agreement;

(B)           that the supplemental warrant agreement, if any, when executed and delivered by the Company and the Warrant Agent, will constitute a valid and binding obligation of each of the Company;

(C)           that such Warrants, when authenticated and delivered by the Warrant Agent and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, and will be entitled to the benefits of this Agreement;

(D)          that the Company has the corporate power to issue the Warrants, and has duly taken all necessary action with respect to such issuance;

(E)           that the issuance of the Warrants will not contravene the articles of association of the Company;

(F)           that, under the laws of relevant jurisdictions and subject to customary assumptions and qualifications, all requirements of the Agreement applicable to the Company in respect of the execution and delivery by the Company of the Warrants and of such supplemental warrant agreement, if any, have been complied with and, that assuming (a) all requisite corporate authorization on the part of the Warrant Agent, (b) continued compliance by the Warrant Agent with the terms of the Agreement specifically applicable to the Warrant Agent, and (c) due authentication and delivery of the Warrants by the Warrant Agent, the execution and delivery of such supplemental warrant agreement, if any, will not violate the terms of this Agreement, and that, other than compliance with federal and state securities laws, relevant Swedish legislation or regulations and other such relevant laws, no authorization, approval or consent by any regulatory or statutory or other public authority is required in connection with the execution and delivery of such supplemental warrant agreement or for the creation, issuance, authentication and delivery of the Warrants pursuant to the Agreement (subject to customary qualifications and other assumptions, if applicable);

(G)           all conditions precedent provided for in the Agreement (including any covenants compliance with which constitutes a condition precedent) to the Warrant Agent’s authentication and delivery of the Warrants have been complied with; and

(H)          the amount of Warrants to be outstanding upon issuance does not exceed any limit established under the terms of the Warrant Agreement on the amount of Warrants of a series that may be authenticated and delivered.

(d)           The Warrant Agent shall have the right to decline to authenticate and deliver the Warrants under this Section if the issue of the Warrants pursuant to this Agreement will affect the Warrant Agent’s own rights, duties or immunities under the Warrants and this Agreement or otherwise in a manner which is not reasonably acceptable to the Warrant Agent.

(e)           Each Warrant shall be dated the date of its authentication, except as otherwise provided pursuant to Section 3.01 with respect to the Warrants of such series.

(f)            Notwithstanding the provisions of Section 3.01 and of this Section 3.02, if all of the Warrants of any series are not to be originally issued at the same time, then the documents required to be delivered pursuant to this Section 3.02 must be delivered only once, prior to the authentication and delivery of the first Warrant of such series; provided, however, that any subsequent request by the Company to the Warrant Agent to authenticate Warrants of such series upon original issuance shall constitute a representation and warranty by the Company that, as of the date of such request, the statements made in any Officers’ Certificate delivered pursuant to Section 8.02 shall be true and correct as if made on such date.

(g)           If the Company shall establish pursuant to Section 3.01 that the Warrants of a series are to be issued in whole or in part in the form of one or more Global Warrants, then the Company shall execute and the Warrant Agent shall authenticate and deliver one or more Global Warrants that (i) shall represent an aggregate amount equal to the aggregate amount of the outstanding Warrants of such series to be represented by such Global Warrants, (ii) shall be registered, if in registered form, in the name of the Depositary for such Global Warrant or Global Warrants or the nominee of such Depositary, (iii) shall be delivered by the Warrant Agent to such Depositary or pursuant to such Depositary’s instruction and (iv) shall bear a legend substantially to the following effect: “Unless and until it is exchanged in whole or in part for the individual Warrants represented hereby, this Global Warrant may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.” The aggregate amount of each Global Warrant may from time to time be increased or decreased by adjustments made on the records of the Warrant Custodian, as provided in this Agreement.

(h)           Each Depositary designated pursuant to Section 3.01 for a Global Warrant in registered form must, at the time of its designation and at all times while it serves as such Depositary, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation.

(i)            Members of, or participants in, the Depositary (“Members”) shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depositary or by the Warrant Custodian under such Global Warrant, and the Depositary may be treated by the Company, the Warrant Agent, the Paying Agent and the Registrar and any of their agents as the absolute owner of such Global Warrant for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent, the Paying Agent or the Registrar or any of their agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Members, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Warrant.  The registered holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Members and Persons that may hold interests through Members, to take any action that a holder is entitled to take under this Agreement or the Warrants.

(j)            No Warrant shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose unless there appears on such Warrant a certificate of authentication substantially in one of the forms provided for herein duly executed by the Warrant Agent or by an Authenticating Agent by manual signature of one of its Responsible Officers, and such certificate upon any Warrant shall be conclusive evidence, and the only evidence, that such Warrant has been duly authenticated and delivered hereunder and is entitled to the benefits of this Agreement.

SECTION 3.03.      Temporary Warrants.

(a)           Pending the preparation of definitive Warrants of any series, the Company may execute, and upon Company Order the Warrant Agent shall authenticate and deliver, temporary Warrants that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the definitive Warrants in lieu of which they are issued, in registered form or, if authorized, in bearer form, and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Warrants may determine, as conclusively evidenced by their execution of such Warrants.  Any such temporary Warrant may be in global form, representing all or a portion of the outstanding Warrants of such series.  Every such temporary Warrant shall be executed by the Company and shall be authenticated and delivered by the Warrant Agent upon the same conditions and in substantially the same manner, and with the same effect, as the definitive Warrant or Warrants in lieu of which it is issued.

(b)           If temporary Warrants of any series are issued, the Company will cause definitive Warrants of such series to be prepared without unreasonable delay.  Except as otherwise specified pursuant to Section 3.01 with respect to a series of Warrants issuable as Bearer Warrants or as one or more Global Warrants representing individual Bearer Warrants of such series, (i) after the preparation of definitive Warrants of such series, the temporary Warrants of such series shall be exchangeable for definitive Warrants of such series upon surrender of such temporary Warrants at the office or agency of the Company in a Place of Payment for such series, without charge to the holder, except as provided in Section 3.06 and except that a Person receiving definitive Bearer Warrants shall bear the cost of insurance, postage, transportation and the like unless otherwise specified pursuant to Section 3.01, and (ii) upon surrender for cancellation of any one or more temporary Warrants of any series, the Company shall execute and the Warrant Agent shall authenticate and deliver in exchange therefor a like amount of definitive Warrants of the same series of authorized denominations and of like tenor; provided, however, that no definitive Bearer Warrant shall be delivered in exchange for a temporary Registered Warrant; and provided, further, that delivery of a Global Warrant representing individual Bearer Warrants or a Bearer Warrant shall occur only outside the United States.  Until so exchanged, the temporary Warrants of any series shall in all respects be entitled to the same benefits under this Agreement as definitive Warrants of such series.

(c)           Unless otherwise specified pursuant to Section 3.01, the Company will execute and deliver each definitive Global Warrant representing individual Bearer Warrants and each Bearer Warrant to the Warrant Agent at its principal office in London or such other place outside the United States specified pursuant to Section 3.01.

(d)           Upon any exchange of a portion of a temporary Global Warrant for a definitive Global Warrant or for the individual Warrants represented thereby pursuant to this Section 3.03 or Section 3.06, the temporary Global Warrant shall be endorsed by the Warrant Agent to reflect the reduction of the amount evidenced thereby, whereupon the amount of such temporary Global Warrant shall be reduced for all purposes by the amount so exchanged and endorsed.

SECTION 3.04.      Registrar and Paying Agent.

(a)           The Company will keep, at an office or agency to be maintained by it in the Borough of Manhattan, the City of New York, or in any other office or agency of the Company in a Place of Payment, where Registered Warrants may be presented for registration or presented and surrendered for registration of transfer or of exchange (the “Registrar”), a security register for the registration and the registration of transfer or of exchange of the Registered Warrants (the registers maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Register”), as in this Agreement provided, which Register shall at all reasonable times be open for inspection by the Warrant Agent.  Such Register shall be in written form or in any other form capable of being converted into written form within a reasonable time.  The Company may appoint one or more co-Registrars; the term “Registrar” includes any co-Registrar.  The

Company hereby appoints the Warrant Agent at its Corporate Trust Office as Registrar in connection with the Warrants and this Agreement, until such time as another Person is appointed as such.

(b)           The Company will maintain in each Place of Payment for any series of Warrants, an office or agency where Warrants of such series may be presented or surrendered for payment or where notices and demands to or upon the Company in respect of the Warrants of such series and this Agreement may be served (the “Paying Agent”).  So long as any Bearer Warrants of any series remain outstanding, the Company will maintain for such purposes one or more offices or agencies outside the United States in such city or cities specified pursuant to Section 3.01 and, if any Bearer Warrants are listed on a securities exchange that requires an office or agency for the payment of any amounts on such Bearer Warrants in a location other than the location of an office or agency specified pursuant to Section 3.01, the Company will maintain for such purposes an office or agency in such location so long as any Bearer Warrants are listed on such securities exchange and such exchange so requires.  The Company will give prompt written notice to the Warrant Agent of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Warrant Agent with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Warrant Agent (in the case of Registered Warrants) and at the principal London office of the Warrant Agent (in the case of Bearer Warrants).  The Company hereby appoints the Warrant Agent at its Corporate Trust Office as Paying Agent in connection with the Warrants and this Agreement, until such time as another Person is appointed as such.

(c)           The Company may also from time to time designate different or additional offices or agencies where the Warrants of any series may be presented or surrendered for any or all of the purposes described in Sections 3.04(a) and 3.04(b) (in or outside of such Place of Payment), and may from time to time rescind any such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligations described in the preceding paragraphs.  The Company will give prompt written notice to the Warrant Agent of any such additional designation or rescission of designation and of any change in the location of any such different or additional office or agency.  The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Agreement.  The agreement shall implement the provisions of this Agreement that relate to such agent.  The Company shall notify the Warrant Agent of the name and address of each such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Warrant Agent shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.02(a).  The Company or any Affiliate of the Company may act as Registrar or Paying Agent.

SECTION 3.05.      DTC Agent.

(a)           The Company may from time to time designate an office or agency (the “DTC Agent”), which acts as agent for the Depositary or any successor depositary selected by the Company, to accept delivery of each Global Warrant representing the Warrants and record such Global Warrant in the book-entry system maintained by the Depositary (a “Book-Entry Warrant”).  In connection with the qualification of the Book-Entry Warrants for eligibility in the book-entry system maintained by the Depositary, the DTC Agent will perform the custodial, document control and administrative functions described in the agency agreement into which the DTC Agent and the Company may enter.

(b)           The Company may also from time to time designate different or additional offices or agencies where the Warrants of any series may be presented or surrendered for any or all of the purposes described in Section 3.05(a), and may from time to time rescind any such designation.  The Company will give prompt written notice to the Warrant Agent of any such additional designation or rescission of designation and of any change in the location of any such different or additional office or agency.  The Company shall enter into an appropriate agency agreement with any DTC Agent not a party to this Agreement.  The agreement shall implement the provisions of this Agreement that relate to such agent.  The Company shall notify the Warrant Agent of the name and address of each such agent.  The Company or any Affiliate of the Company may act as DTC Agent.

SECTION 3.06.      Transfer and Exchange.

(a)           Transfer.

(i)            Upon surrender for registration of transfer of any Registered Warrant of any series at the Registrar, the Company shall execute, and the Warrant Agent or any Authenticating Agent shall authenticate and deliver, in the name of the designated transferee, one or more new Registered Warrants of the same series for like aggregate amount of any authorized denomination or denominations.  The transfer of any Warrant shall not be valid as against the Company or the Warrant Agent unless registered at the Registrar by the registered holder, or by his or her attorney duly authorized in writing.

(ii)           Notwithstanding any other provision of this Section, unless and until it is exchanged in whole or in part for the individual Warrants represented thereby, a Global Warrant representing all or a portion of the Warrants of a series may not be transferred except as a whole by the Depositary for such series to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary.

(b)           Exchange.

(i)            At the option of the holder, Registered Warrants of any series (other than a Global Warrant, except as set forth below) may be exchanged for other Registered Warrants of the same series for like aggregate amount of any authorized denomination or denominations, upon surrender of the Registered Warrants to be exchanged at the Registrar.  Except as otherwise specified pursuant to Section 3.01, in no event may Registered Warrants, including Registered Warrants received in exchange for Bearer Warrants, be exchanged for Bearer Warrants.

(ii)           At the option of the holder, except as otherwise specified as contemplated by Section 3.01 (s) with respect to a Global Warrant representing Bearer Warrants, Bearer Warrants of any series may be exchanged for Registered Warrants (if the Warrants of such series are issuable as Registered Warrants) or Bearer Warrants of the same series, for like aggregate amount of any authorized denomination or denominations, upon surrender of the Bearer Warrants to be exchanged at the office or agency of the Company maintained for such purpose; provided, however, that delivery of a Bearer Warrant shall occur only outside the United States.

(iii)          Whenever any Warrants are so surrendered for exchange, the Company shall execute, and the Warrant Agent shall authenticate and deliver, the Warrants that the holder making the exchange is entitled to receive.

(iv)          Notwithstanding the foregoing, the exchange of Bearer Warrants for Registered Warrants will be subject to the provisions of United States income tax laws and regulations applicable to Warrants in effect at the time of such exchange.

(c)           Exchange of Global Warrants for Individual Warrants.  Except as provided below, owners of beneficial interests in Global Warrants will not be entitled to receive individual Warrants.

(i)            Individual Warrants shall be issued to all owners of beneficial interests in a Global Warrant in exchange for such interests if:

(A)          at any time the Depositary for the Warrants of a series notifies the Company that it is unwilling or unable to continue as Depositary for the Warrants of such series or if at any time the Depositary for the Warrants of such series shall no longer be eligible under Section 3.02(h) and, in each case, a successor Depositary is not appointed by the Company within 90 days of such notice, or

(B)           the Company executes and delivers to the Warrant Agent and the Registrar an Officers’ Certificate stating that such Global Warrant shall be so exchangeable.

In connection with the exchange of an entire Global Warrant for individual Warrants pursuant to this subsection (c), such Global Warrant shall be deemed to be surrendered to the Warrant Agent for cancellation, and the Company shall execute, and the Warrant Agent, upon receipt of a Company Order for the authentication and delivery of individual Warrants of such series, will authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Warrant, an equal aggregate amount of individual Warrants of authorized denominations.

(ii)           If specified by the Company pursuant to Section 3.01 with respect to a series of Warrants, the Depositary for such series of Warrants may surrender a Global Warrant for such series of Warrants in exchange in whole or in part for individual Warrants of such series on such terms as are acceptable to the Company and such Depositary.  Thereupon, the Company shall execute, and the Warrant Agent shall authenticate and deliver, without service charge,

(A)          to each Person specified by such Depositary a new individual Warrant or Warrants of the same series, of any authorized denomination as requested by such Person in aggregate amount equal to and in exchange for such Person’s beneficial interest in the Global Warrant; and

(B)           to such Depositary a new Global Warrant in a denomination equal to the difference, if any, between the amount of the surrendered Global Warrant and the aggregate amount of individual Warrants delivered to holders thereof.

(iii)          In any exchange provided for in clauses (i) through (ii), the Company will execute and the Warrant Agent will authenticate and deliver individual Warrants (a) in registered form in authorized denominations, if the Warrants of such series are issuable as Registered Warrants, (b) in bearer form in authorized denominations, if the Warrants of such series are issuable as Bearer Warrants or (c) as either Registered or Bearer Warrants, if the Warrants of such series are issuable in either form; provided, however, that individual Bearer Warrants shall be delivered in exchange for a Global Warrant only in accordance with the procedures specified pursuant to Section 3.01.

(iv)          Upon the exchange in full of a Global Warrant for individual Warrants, such Global Warrant shall be canceled by the Warrant Agent.  Individual Registered Warrants issued in exchange for a Global Warrant pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Warrant, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.  The Warrant Agent shall deliver such Registered Warrants to the Persons in whose names such Registered Warrants are so registered.  The Warrant Agent shall deliver individual Bearer Warrants issued in exchange for a Global Warrant pursuant to this Section to the Persons and in such authorized denominations as the Depositary for such Global Warrant, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent; provided, however, that individual Bearer Warrants shall be delivered in exchange for a Global Warrant only in accordance with the procedures as may be specified pursuant to Section 3.01.

(d)           Notwithstanding the foregoing, the exchange of Bearer Warrants for Registered Warrants will be subject to the provisions of United States income tax laws and regulations applicable to Warrants in effect at the time of such exchange.

(e)           All Warrants issued upon any registration of transfer or exchange of Warrants shall be valid obligations of the Company evidencing the same debt, and entitled to the same benefits under this Agreement, as the Warrants surrendered for such registration of transfer or exchange.

(f)            Every Registered Warrant presented or surrendered for registration of transfer, or for exchange or payment shall (if so required by the Company, the Warrant Agent or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, the Warrant Agent and the Registrar, duly executed by the holder thereof or by his or her attorney duly authorized in writing.

(g)           No service charge will be made for any registration of transfer or exchange of Warrants except as provided in Section 3.03(b) or 3.07.  The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrants, other than those expressly provided in this Agreement to be made at the Company’s own expense or without expense or charge to the holders.

(h)           Prior to the due presentation for registration of transfer or exchange of any Warrant, the Company, the Warrant Agent, the Paying Agent, the Registrar or any co-Registrar may deem and treat the Person in whose name a Warrant is registered as the absolute owner of such Warrant (whether or not such Warrant shall be overdue and notwithstanding any notation of ownership or other writing thereon) for all purposes whatsoever, and none of the Company, the Warrant Agent, the Paying Agent, the Registrar or any co-Registrar shall be affected by any notice to the contrary.

(i)            In case a successor Company (“Successor Company”) has executed a warrant agreement supplemental hereto with the Warrant Agent, any of the Warrants authenticated or delivered prior to such transaction may, from time to time, at the request of the Successor Company, be exchanged for other Warrants executed in the name of the Successor Company with such changes in phraseology and form as may be appropriate, but otherwise identical to the Warrants surrendered for such exchange and of like amount; and the Warrant Agent, upon Company Order of the Successor Company, shall authenticate and deliver Warrants as specified in such order for the purpose of such exchange.  If Warrants shall at any time be authenticated and delivered in any new name of a Successor Company pursuant to this Section 3.06 in exchange or substitution for or upon registration of transfer of any Warrants, such Successor Company, at the option of the holders but without expense to them, shall provide for the exchange of all Warrants at the time outstanding for Warrants authenticated and delivered in such new name.

(j)            Each holder of a Warrant agrees to indemnify the Company and the Warrant Agent against any liability that may result from the transfer, exchange or assignment of such holder’s Warrant in violation of any provision of this Agreement and/or applicable United States federal or state securities laws.

(k)           The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(l)            Neither the Warrant Agent nor any agent of the Warrant Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 3.07.      Mutilated, Destroyed, Lost and Stolen Warrants.

(a)           If (i) any mutilated Warrant is surrendered to the Warrant Agent at its Corporate Trust Office (in the case of Registered Warrants) or at its principal London office (in the case of Bearer Warrants) or (ii) the Company and the Warrant Agent receive evidence to their satisfaction of the destruction, loss or theft of any Warrant, and there is delivered to the Company and the Warrant Agent security or indemnity satisfactory to them to save each of them and any Paying Agent harmless, and neither the Company nor the Warrant Agent receives notice that such Warrant has been acquired by a protected purchaser, then the Company shall execute and upon Company Order the Warrant Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Warrant, a new Warrant of the same series and of like tenor, form, terms and amount, bearing a number not contemporaneously outstanding.

(b)           In case any such mutilated, destroyed, lost or stolen Warrant has become or is about to become exercisable and payable, the Company in its discretion may, instead of issuing a new Warrant, pay the amount due on the exercise of such Warrant in accordance with its terms; provided, however, that any payment on Bearer Warrants shall be made only at an office or agency located outside the United States.

(c)           Upon the issuance of any new Warrant under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in respect thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

(d)           Every new Warrant of any series issued pursuant to this Section shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Warrants of that series duly issued hereunder.

(e)           The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Warrants.

SECTION 3.08.      Cancellation.  Unless otherwise specified pursuant to Section 3.01 for Warrants of any series, all Warrants surrendered for payment, registration of transfer or exchange or otherwise shall, if surrendered to any Person other than the Warrant Agent, be delivered to the Warrant Agent for cancellation and shall be promptly canceled by it and, if surrendered to the Warrant Agent, shall be promptly canceled by it.  The Company may at any time deliver to the Warrant Agent for cancellation any Warrants previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Warrants so delivered shall be promptly canceled by the Warrant Agent.  No Warrants shall be authenticated in lieu of or in exchange for any Warrants canceled as provided in this Section, except as expressly permitted by this Agreement.  The Warrant Agent shall dispose of all canceled Warrants held by it in accordance with its then customary procedures and deliver a certificate of such disposal to the Company.  The acquisition of any Warrants by the Company shall not operate as satisfaction of the obligation represented thereby unless and until such Warrants are surrendered to the Warrant Agent for cancellation.

SECTION 3.09.      Currency of Payments in Respect of Cash-Settled Warrants.

(a)           Except as otherwise specified pursuant to Section 3.01 for Bearer Warrants of any series, payment of the Settlement Amount, if any, on Bearer Warrants of such series denominated in any Currency will be made in such Currency.

(b)           Except as otherwise specified pursuant to Section 3.01 for Registered Warrants of any series, payment of the Settlement Amount, if any, on Registered Warrants of such series will be made in U.S.  Dollars.

(c)           For purposes of any provision of this Agreement where the holders of outstanding Warrants may perform an action that requires that a specified percentage of the outstanding Warrants of all series perform such action and for purposes of any decision or determination by the Warrant Agent of amounts due and unpaid on the Warrants of all series in respect of which monies are to be disbursed ratably, the Settlement Amount, if any, on the outstanding Warrants denominated in a Foreign Currency will be the amount in U.S. Dollars based upon exchange rates, determined as specified pursuant to Section 3.01 for Warrants of such series, as of the date for determining whether the holders entitled to perform such action have performed it or as of the date of such decision or determination by the Warrant Agent, as the case may be.

(d)           Any decision or determination to be made regarding exchange rates shall be made by an agent appointed by the Company; provided that such agent shall accept such appointment in writing and the terms of such appointment shall, in the opinion of the Company at the time of such appointment, require such agent to make such determination by a method consistent with the method provided pursuant to Section 3.01 for the making of such decision or determination.  All decisions and determinations of such agent regarding exchange rates shall be in its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and irrevocably binding upon the Company, the Warrant Agent and all holders of the Warrants.

SECTION 3.10.      Return of Monies Held Unclaimed for Two Years.  Any money deposited with the Warrant Agent or any Paying Agent, or then held by the Company, for the payment on any Warrant of any series and remaining unclaimed for two years after such payment has become due and payable shall be paid to the Company upon Company Order along with, if applicable, any interest that has accumulated thereon as a result of such money being invested at the direction of the Company and the holder of such Warrant shall thereafter, as an unsecured general creditor, look only to the Company for payment of such amounts without interest thereon, and all liability of the Warrant Agent, the Company or such Paying Agent with respect to such money shall thereupon cease; provided, however, that the Warrant Agent or such Paying Agent before being required to make any such repayment, may at the expense of the Company cause to be transmitted in the manner and to the extent provided by Section 8.04, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 3.11.      Judgments.  The Company may provide pursuant to Section 3.01 for Warrants of any series that (a) the obligation, if any, of the Company to make payments on the Warrants of any series in a Foreign Currency or U.S. Dollars (the “Designated Currency”) as may be specified pursuant to Section 3.01 is of the essence and agrees that, to the fullest extent possible under applicable law, judgments in respect of such Warrants shall be given in the Designated Currency; (b) the obligation of the Company to make payments in the Designated Currency on such Warrants shall, notwithstanding any payment in any other Currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Designated Currency that the holder receiving such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other Currency (after any premium and cost of exchange) on the business day in the country of issue of the Designated Currency or in the international banking community (in the case of a composite currency) immediately following the day on which such holder receives such payment; (c) if the amount in the Designated Currency that may be so purchased for any reason falls short of the amount originally due, the Company shall pay such additional amounts as may be necessary to compensate for such shortfall; and (d) any obligation of the Company not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

SECTION 3.12.      CUSIP Numbers.  The Company in issuing any Warrants may use CUSIP numbers, if then generally in use, and thereafter with respect to such series, the Warrant Agent may use such numbers in any notice of exchange with respect to such series provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrants or as contained in any notice of exchange and that reliance may be placed only on the other identification numbers printed on the Warrants, and any such exchange shall not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Warrant Agent in writing of any change in the CUSIP numbers.

SECTION 3.13.      Re-opening of Issuance.  The Company reserves the right to issue, from time to time after the date of issuance of Warrants of a series, additional Warrants that will constitute the same series.  If the Warrants of such series are represented by one or more Global Warrants that are Registered Warrants, in connection with such additional issuance, such Global Warrant(s) may be exchanged for one or more new Global Warrants to reflect the issuance by the Company of such additional Warrants of the same series.  To effect such an exchange, the Company shall deliver to the Warrant Agent such new Global Warrant(s) duly executed on its behalf, such Global Warrants shall be authenticated by the Warrant Agent as provided for herein, and such Global Warrants shall be delivered to the Depositary in exchange for, and upon receipt of, the Global Warrants then held by the Depositary.  The Warrant Agent shall cancel and destroy the old Global Warrants so delivered and provide a certificate of cancellation and destruction to the Company.

ARTICLE IV
EXERCISE OF WARRANTS

SECTION 4.01.      General.  Each Warrant of any series entitles the holder thereof, subject to the provisions of this Agreement, to receive, upon exercise, the applicable Settlement Amount, if any, to be delivered upon exercise with respect to such Warrant as specified pursuant to Section 3.01.  Warrants of any series may be exercised only in such minimum amounts and multiples of Warrants as may be specified pursuant to Section 3.01.  An exercise price or other amount of cash or underlying assets may be payable by a holder upon exercise of a Warrant of any series if so specified pursuant to Section 3.01. The Company may appoint a Calculation Agent with respect to each series of Warrants to make such calculations as may be required with respect to such series of Warrants.

SECTION 4.02.      Exercise and Delivery of Warrants; Delivery of Settlement Amount.  Unless different procedures are specified with respect to the Warrants of a series pursuant to Section 3.01, the following procedures shall apply:

(a)           The Warrant Agent shall, following receipt of proper delivery of a Warrant, accompanied by an exercise notice (an “Exercise Notice”) to the Warrant Agent at its address, which notice shall be substantially in such form as the Company and the Warrant Agent may approve:

(i)            promptly determine whether such Exercise Notice has been duly completed and is in proper form and, if the Warrant Agent determines that the Exercise Notice has not been duly completed or is not in proper form, the Warrant Agent promptly shall (x) reject such Exercise Notice and shall send to the entity that executed such Exercise Notice a notice of rejection substantially in such form as the Company and the Warrant Agent may approve and shall redeliver such Warrants free through the facilities of the Depositary to the account from which they were transferred to the Warrant Agent and (y) shall not take the actions required by clauses (ii)-(iii) below with respect to such Exercise Notice or the related Warrants; provided, however, that the Warrant Agent shall deliver a copy of the Exercise Notice relating to such Warrants to the Company as required by Section 4.02(a)(iii) below and the Company may waive any defect in the form of such Exercise Notice;

(ii)           notify the Company and the calculation agent designated for the particular series of Warrants, if any (the “Calculation Agent”), the Paying Agent (if a Person different than the Warrant Agent), and such other parties as the Company shall designate in writing, by 5:00 p.m., New York City time, on the Business Day on which such Exercise Notice was received of (x) the total number of Warrants covered by such Exercise Notice (y) the account details for payment of the Cash Settlement Amount or delivery details for payment of the Physical Settlement Amount, and (z) such additional information relating to such exercised Warrants as the Company requests to enable the Company to make payment to the Warrant Agent of the aggregate amount, if any, payable to Warrant holders on the Settlement Date; and

(iii)          promptly deliver a copy of each Exercise Notice to the Company, and advise the Company of such other matters relating to the exercised Warrants as the Company shall reasonably request.  Any notice to be given by the Warrant Agent to the Company, the Calculation Agent, the Paying Agent, or any other parties designated by the Company pursuant to this Section 4.02 shall be by telephone (promptly confirmed in writing) or facsimile.

(b)           On or about the third Business Day prior to each Exercise Date, the Company will notify the Warrant Agent or, if applicable, the relevant Paying Agent, in writing, of the Settlement Amount, if any, to be delivered upon exercise with respect to the Warrants to be exercised; provided, however, that if a Calculation Agent is appointed with respect to any series of Warrants, the Calculation Agent will notify the Company and the Warrant Agent or, if applicable, the relevant Paying Agent, in writing, of such Settlement Amount.  Upon notification from the Company or, if applicable, the Calculation Agent, the Warrant Agent will notify the Depositary of such Settlement Amount.

(c)           The Warrant Agent or, if applicable, the relevant Paying Agent and the Company will confirm the Settlement Amount with respect to each Warrant being exercised on or about the second Business Day preceding the Exercise Date of such Warrant.

(d)           With respect to Cash Settled Warrants,

(i)            by 9:30 a.m., New York City time, on the Settlement Date, against payment, if applicable, to the Warrant Agent or, if applicable, the relevant Paying Agent, of the aggregate exercise price for the Warrants to be exercised and any exercise expenses, the Company shall make payment of the Cash Settlement Amount to be delivered with respect to such exercised Warrants to an account (the “Payment Account”) designated by the Warrant Agent or, if applicable, the relevant Paying Agent; and

(ii)           on the Settlement Date,

(A)          if applicable, the Warrant holder shall deliver to the Warrant Agent or, if applicable, the relevant Paying Agent, by 10:00 a.m., New York City time, the aggregate exercise price for the Warrants being exercised and any exercise expenses as may be required to be delivered as specified pursuant to Section 3.01;

(B)           if applicable, the Warrant Agent or, if applicable, the relevant Paying Agent, shall cause payment to be made to the Company of the aggregate exercise price for such Warrants or such other amount of cash and expenses; and

(C)           the Warrant Agent or, if applicable, the relevant Paying Agent, shall withdraw from the Payment Account the Settlement Amount to be delivered upon exercise, and by 10:00 a.m., New York City time, shall credit such Settlement Amount to the account of the former holder of such exercised Warrants specified in, and in accordance with, the instructions of such former holder contained in such former holder’s Exercise Notice; provided, however, that the Warrant Agent or, if applicable, the relevant Paying Agent, will not be obligated to make such payments until it is reasonably satisfied that delivery to it of funds sufficient to pay the Settlement Amount will be made.

(e)           With respect to Physical Delivery Warrants, against the payment, if applicable, to the Warrant Agent or, if applicable, the relevant Paying Agent, of the aggregate exercise price for the Warrants to be exercised and any exercise expenses, the Company shall, on the Settlement Date, deliver, or procure the delivery of, the Physical Settlement Amount pursuant to the details specified in, and in accordance with, the instructions of the former holder contained in such former holder’s Exercise Notice.

(f)            The Warrant Agent shall not, in the absence of negligence, bad faith or willful misconduct on its part, be subject to any liability whatsoever to any such former holder for the credit of the Settlement Amount to be delivered upon exercise to the account specified by such former holder.  No interest will be paid on Settlement Amounts to be received by a holder for the period between the Actual Exercise Date and the credit of the Settlement Amount to be delivered upon exercise to the account specified by such former holder.

(g)           The Warrant Agent shall cause its records, which may be kept electronically, to be marked to reflect the reduction in the amount of Warrants represented by any Global Warrant by the amount of Warrants that were delivered to the Warrant Agent and for which payment has been made as provided in Sections 4.02(c) or 4.02(d) promptly after such delivery and payment.  Absent manifest error, the Warrant Agent’s records shall be conclusive evidence of such matters.

(h)           An Exercise Notice shall be unconditional.  Except as otherwise provided herein, the Warrant Agent shall be entitled, with no duty of inquiry, to rely conclusively on any Exercise Notice received by it.

SECTION 4.03.      Automatic Exercise of Warrants.  If the terms relating to any series of Warrants specifies pursuant to Section 3.01 that the Warrants will be deemed to be exercised automatically upon the occurrence of a specified event or events or at a specified time (an “Automatic Exercise”), and unless different procedures are specified for such series of Warrants pursuant to Section 3.01, the following procedures (the “Automatic Exercise Procedures”) shall apply:

(a)           The Warrant Agent shall by 5:00 p.m., New York City time, on the day specified for Automatic Exercise of the Warrants of such series, notify the Company and the Calculation Agent, if any (and such other parties as the Company shall designate in writing), of (i) the aggregate amount of Warrants to be automatically exercised on such day and (ii) such other matters or additional information relating to the automatically exercised Warrants as the Company requests to enable the Company to make payment to the Warrant Agent of the aggregate amount, if any, payable to Warrant holders on the Settlement Date applicable to such automatically exercised Warrants.

(b)           On or about the third Business Day prior to each Exercise Date, the Company will notify the Warrant Agent or, if applicable, the relevant Paying Agent, in writing, of the Settlement Amount, if any, to be delivered upon exercise with respect to such automatically exercised Warrants; provided, however, that if a Calculation Agent is appointed with respect to any series of Warrants, the Calculation Agent will notify the Company and the Warrant Agent or, if applicable, the relevant Paying Agent, in writing, of such Settlement Amount.  Upon notification from the Company or, if applicable, the Calculation Agent, the Warrant Agent will notify the Depositary of such Settlement Amount.

(c)           The Warrant Agent or, if applicable, the relevant Paying Agent and the Company will confirm the Settlement Amount with respect to each Warrant to be automatically exercised on or about the second Business Day preceding the Exercise Date of such Warrant.

(d)           With respect to Cash Settled Warrants,

(i)            by 9:30 a.m., New York City time, on the Settlement Date, against payment, if applicable, the Warrant Agent or, if applicable, to the relevant Paying Agent, of the aggregate exercise price for the Warrants to be automatically exercised and any exercise expenses, the Company shall make payment of the Cash Settlement Amount to be delivered with respect to such automatically exercised Warrants to the Payment Account; and

(ii)           on the Settlement Date,

(A)          if applicable, the Warrant holder shall deliver to the Warrant Agent or, if applicable, the relevant Paying Agent, by 10:00 a.m., New York City time, the aggregate exercise price for the Warrants being automatically exercised and any exercise expenses as may be required to be delivered as specified pursuant to Section 3.01;

(B)           if applicable, the Warrant Agent or, if applicable, the relevant Paying Agent, shall cause payment to be made to the Company of the aggregate exercise price for such Warrants or such other amount of cash and expenses; and

(C)           the Warrant Agent or, if applicable, the relevant Paying Agent, shall withdraw from the Payment Account the Settlement Amount to be delivered upon exercise, and by 10:00 a.m., New York City time, shall credit such Settlement Amount to the account of the former holder of such automatically exercised Warrants specified in, and in accordance with, the instructions of such former holder contained in such former holder’s Exercise Notice; provided, however, that the Warrant Agent or, if applicable, the relevant Paying Agent, will not be obligated to make such payments until it is reasonably satisfied that delivery to it of funds sufficient to pay the Settlement Amount will be made.

(e)           With respect to Physical Delivery Warrants, against payment, if applicable, to the Warrant Agent or, if applicable, the relevant Paying Agent, of the aggregate exercise price for the Warrants to be exercised and any exercise expenses, the Company shall, on the Settlement Date, deliver, or procure the delivery of, the Settlement Amount pursuant to the details specified in, and in accordance with, the instructions of the former holder contained in such former holder’s Exercise Notice.

(f)            The Warrant Agent shall not, in the absence of negligence, bad faith or willful misconduct on its part, be subject to any liability whatsoever to any such former holder for the credit of the Settlement Amount to be delivered upon automatic exercise to the account specified by such former holder.  No interest will be paid on Settlement Amounts to be received by a holder for the period between the Exercise Date and the credit of the Settlement Amount to be delivered upon exercise to the account specified by such former holder.

ARTICLE V
OTHER PROVISIONS RELATING TO
RIGHTS OF WARRANT HOLDERS

SECTION 5.01.      Merger, Consolidation, Sale, Transfer or Conveyance.  (a)  The Company will not consolidate with any other entity or accept a merger of any other entity into the Company or permit the Company to be merged into any other entity, or sell other than for cash or lease all or substantially all its assets to another entity, or purchase all or substantially all the assets of another entity, unless (i) either the Company shall be the continuing entity, or the successor, transferee or lessee entity (if other than the Company) shall expressly assume, by amendment to this Agreement, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment or delivery of the amount of money or underlying assets payable upon exercise with respect to all the Warrants, and the due and punctual performance and observance of all other obligations to the holders and the Warrant Agent under this Agreement or under the Warrants to be performed or observed by the Company; and (ii) immediately after such consolidation, merger, sale, lease or purchase the Company or the successor, transferee or lessee entity (if other than the Company) would not be in default in the performance of any covenant or condition of this Agreement.  A purchase by a Subsidiary of all or substantially all of the assets of another entity shall not be deemed to be a purchase of such assets by the Company.

(b)           Upon any consolidation with or merger into any other entity, or any conveyance or lease of all or substantially all of the assets of the Company in accordance with this Section 5.01, the successor entity formed by such consolidation or into or with which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor entity had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under this Agreement and the Warrants.

SECTION 5.02.      Rights Conferred by Warrants.  The Warrants of any series shall not entitle the holders thereof to any rights (including, but not limited to, the rights of the holders of any underlying assets, including securities, to be delivered upon the exercise of any Warrants or rights of the holders of any securities comprising any index that any Warrants are based upon) other than those rights specified herein or in the Global Warrants or, if any, definitive certificated Warrants relating to such Warrants.

SECTION 5.03.      Notice of Certain Events.  Unless otherwise required by applicable law or regulation, none of the Company or any of its affiliates will be obligated to notify the holders of the Warrants of any series of any developments that could affect the amount of and/or the date for payment or delivery of the Settlement Amount, if any, to be delivered upon exercise with respect to such Warrants.

SECTION 5.04.      Disclaimer of Responsibility for Calculations or Determinations.  None of the Company or any of its affiliates will have any responsibility for errors or omissions in connection with the exercise of Warrants of any series.  Affiliates of the Company making any such calculations or determinations on behalf of the Company shall not be deemed agents of the holders, and their calculations or determinations shall (except in the case of manifest error) be final and binding on the Company and the holders.

SECTION 5.05.      Warrant holder May Enforce Rights.  Notwithstanding any of the provisions of this Agreement, any Warrant holder, without the consent of the Warrant Agent, may, in and for its own behalf, enforce, and may institute and maintain, any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise, and to receive payment for, its Warrants as provided in this Agreement.

ARTICLE VI
WARRANTS ACQUIRED BY THE COMPANY; PAYMENT OF TAXES

SECTION 6.01.      Warrants Acquired by the Company.  (a)  In the event the Company shall purchase or otherwise acquire Warrants of a series, such Warrants may, at the option of the Company and upon delivery of a surrender order (in the form required by the Depositary) to the Warrant Agent, be withdrawn from the Depositary for surrender to the Warrant Agent.  The Warrant Agent shall reduce on its records the aggregate outstanding amount of Warrants of such series by the aggregate amount of Warrants acquired and surrendered by the Company.  If the Warrants to be surrendered represent the aggregate outstanding amount of the Warrants of a series, the Warrant Agent shall promptly note the cancellation of such Warrants by notation on the records of the Warrant Agent.  Such Warrants may also, at the option of the Company, be resold by the Company directly or to or through any of its Affiliates in lieu of being surrendered to the Warrant Agent.

(b)           Any canceled Global Warrants held by the Warrant Agent under this Agreement shall be destroyed by the Warrant Agent unless otherwise directed in writing by the Company, and the Warrant Agent shall deliver a certificate of destruction to the Company evidencing the same.

SECTION 6.02.      Payment of Taxes.  The Company will pay all stamp, withholding and other duties, if any, attributable to the initial issuance of Warrants; provided, however, that, anything in this Agreement to the contrary notwithstanding, the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer involving any beneficial or record interest in, or ownership interest of, any Warrants, which tax or other governmental charge shall be paid by the appropriate Warrant holder.

ARTICLE VII
CONCERNING THE WARRANT AGENT

SECTION 7.01.      Warrant Agent.  (a)  The Warrant Agent shall have the powers and authority granted to and conferred upon it in this Agreement and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it.  All of the terms and provisions with respect to such powers and authority contained in the Global Warrants of any series or definitive certificated Warrants relating to such Warrants, if any, are subject to and governed by the terms and provisions hereof.

(b)           The Company hereby appoints [ ] (“[ ]”) as initial Warrant Agent of the Company in respect of series of Warrants to be issued upon the terms and subject to the conditions set forth herein; and [ ] hereby accepts such appointment.  The Warrant Agent covenants and agrees to maintain an office, staffed by qualified personnel, with adequate facilities for the discharge of its responsibilities under this Agreement, including, without limitation, the payment of any amounts due under the Warrants of any series, as calculated by the Calculation Agent for that series, and the timely settlement of the Warrants upon exercise thereof.

(c)           The Company may from time to time, in connection with the issuance of one or more series of Warrants, appoint one or more additional agents under this Agreement to act as Warrant Agent with respect to such series of Warrants.  The Company shall enter into a supplemental Warrant Agreement with any Warrant Agent not a party to this Agreement, pursuant to which such Warrant Agent will become a party to this Agreement with respect to such series of Warrants.

(d)           The Warrant Agent covenants and agrees to maintain offices, staffed by qualified personnel, with adequate facilities for the discharge of its responsibilities hereunder, including, without limitation, the timely settlement of Warrants upon the exercise thereof.

SECTION 7.02.      Conditions of Warrant Agent’s Obligations.  The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Warrant holders shall be subject:

(a)           The Warrant Agent shall be entitled to such compensation as the Company and the Warrant Agent shall from time to time agree in writing for all services rendered by the Warrant Agent hereunder

(including in any other agent capacity in which it acts).  The Company shall reimburse the Warrant Agent for its reasonable out-of-pocket expenses incurred by the Warrant Agent without negligence, bad faith or willful misconduct on its part in connection with the services rendered by it hereunder.  The Company also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of the Warrant Agent, arising out of or in connection with its acting as such Warrant Agent hereunder, as well as the reasonable costs and expenses of defending against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.  This section shall survive the termination of this Agreement and the earlier removal or resignation of the Warrant Agent.

(b)           In acting under this Agreement, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the owners or holders of the Warrants.

(c)           The Warrant Agent may consult with counsel satisfactory to it, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)           Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by, and whenever in the administration of this Agreement the Warrant Agent shall deem it desirable that a matter be proved or established prior to taking, offering or omitting any action hereunder, the Warrant Agent may rely upon, an Officers’ Certificate of the Company (unless other evidence in respect thereof be herein specifically prescribed); provided, however, that no additional certificate need be furnished by the Company pursuant to Section 8.02 if the Warrant Agent requests a certificate pursuant to this Section 7.02(d).

(e)           The Warrant Agent shall be fully protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, statement or other paper or document believed by it to be genuine and to have been presented or signed by the proper parties, and the Warrant Agent may, if it shall deem it necessary or desirable, request such papers or documents prior to taking any action hereunder.

(f)            The Warrant Agent, and its officers, directors, agents and employees, may become the owner of, or acquire any interest in, any Warrants or other obligations of the Company, with the same rights that it or they would have if it were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as Depositary, trustee or agent for, any committee or body of holders of Warrants or other obligations of the Company as freely as if it were not the Warrant Agent hereunder.

(g)           The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement nor shall it be obligated to segregate such monies from other monies held by it, except as required by law.  The Warrant Agent shall not be responsible for advancing funds on behalf of the Company.

(h)           The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Global Warrants (except its countersignature thereof).

(i)            The recitals contained herein and in the Global Warrants (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of the same.

(j)            The Warrant Agent shall be obligated to perform such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Warrant Agent.  The Warrant Agent shall not be under any obligation to take any action hereunder likely to involve it in any expense or liability, the payment of which is not, in its reasonable opinion, assured to it.  The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Company of any proceeds.  The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained in any Global Warrant or in the case of the receipt of any written demand from a holder of a Warrant with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(k)           The Warrant Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

(l)            The Warrant Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for any misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed.

SECTION 7.03.      Resignation and Appointment of Successor.  (a)  The Company agrees, for the benefit of the holders from time to time of the Warrants of each series, that there shall at all times be a Warrant Agent hereunder until all the Warrants of each series are no longer outstanding.

(b)           The Warrant Agent may at any time resign as such agent by giving notice in writing to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Warrant Agent and acceptance of such appointment by such successor Warrant Agent as hereinafter provided.  The Company may remove the Warrant Agent hereunder at any time by giving notice in writing to the Warrant Agent, specifying such removal and the date when it shall become effective.  Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Warrant Agent (which shall be a banking institution organized under the laws of the United States of America or one of the states thereof and having an office in the Borough of Manhattan, The City of New York) and the acceptance of such appointment by such successor Warrant Agent.  In the event a successor Warrant Agent has not been appointed and accepted its duties within 30 days of the Warrant Agent’s notice of resignation or its removal, the Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Warrant Agent.  The obligation of the Company under Section 7.02(a) shall continue to the extent set forth therein notwithstanding the resignation or removal of the Warrant Agent.

(c)           In case at any time the Warrant Agent shall give notice of its intent to resign, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or make an assignment for the benefit of its creditors, or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as described in Section 7.03(b), shall be promptly appointed by the Company by an instrument in writing, filed with the successor Warrant Agent.  Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the latter of such appointment, the Warrant Agent so superseded shall cease to be Warrant Agent hereunder.

(d)           Any successor Warrant Agent appointed hereunder with respect to the Warrants of one or more series shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then due and unpaid, shall thereupon become obligated to assign, transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.  Nevertheless, on the written request of the Company or the successor Warrant Agent, such predecessor, upon payment of its said charges and disbursements, shall execute and deliver an instrument transferring to such successor Warrant Agent all the rights and powers of such predecessor and shall assign, transfer, deliver and pay over to the successor Warrant Agent all monies, securities and other property held by such predecessor; and, upon request of any such successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, rights, powers, immunities, duties and obligations.

(e)           Any Person into which the Warrant Agent hereunder may be merged or converted or any corporation with which the Warrant Agent may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any Person to which the Warrant Agent shall sell or otherwise transfer all or substantially all the corporate trust assets and business of the Warrant Agent, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that such Person shall be otherwise qualified as described in Section 7.03(b).  In case at the time such Person shall become successor Warrant Agent with respect to one or more series of Warrants, any of such Warrants shall have been authenticated but not delivered by the Warrant Agent then in office, any successor Warrant Agent may adopt the certificate of authentication of any predecessor, and deliver such Warrants so authenticated; and in case at that time any of the Warrants shall not have been authenticated, any successor Warrant Agent may authenticate such Warrants either in the name of any predecessor hereunder or in the name of the successor Warrant Agent; and in all such cases such certificates shall have the full force which it is anywhere in the Warrants or in this Agreement provided that the certificate of the Warrant Agent shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor or authenticate Warrants in the name of any predecessor shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 7.04.      Appointment of Authenticating Agent.  The Warrant Agent may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Warrants.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Warrants whenever the Warrant Agent may do so.  Each reference in this Agreement to authentication by the Warrant Agent includes authentication by the Authenticating Agent.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.      Amendment.  (a)  This Agreement and the terms of the Warrants may be amended by the Company and the Warrant Agent, without the consent of the Warrant holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, to maintain the Warrants’ listing on any national securities exchange, securities association or self-regulatory organization on which they are then listed, to register the Warrants under the Exchange Act, to permit the issuance of individual Warrants to Warrant holders, to reflect the issuance by the Company of additional warrants of the same series or to reflect the appointment of a successor Depositary, or in any other manner which the Company may deem necessary or desirable and which, as determined by the Company in its sole discretion, will not adversely affect the interests of the holders of the Warrants.

(b)           The Company and the Warrant Agent may modify or amend this Agreement and the terms of the related Warrants, with the consent of Warrant holders holding not less than a majority in amount of the then outstanding Warrants affected by such modification or amendment, for any purpose; provided, however, that no such modification or amendment that changes the determination of the Settlement Amount of a Warrant (or any aspects of such determination) so as to reduce the amount receivable upon exercise of a Warrant, shortens the period of time during which the Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the Warrant holders or reduces the percentage of the amount of outstanding Warrants, the consent of whose holders is required for modification or amendment of this Agreement or the terms of the related Warrants, may be made without the consent of each Warrant holder affected thereby.  In the case of Warrants represented by a Global Warrant, the Company and the Warrant Agent shall be entitled to rely upon certification in form satisfactory to each of them that any requisite consent has been obtained from holders of beneficial ownership interests in the relevant Warrants.  Such certification may be provided by the Depositary on behalf of its participants acting on behalf of such beneficial owners, provided that any such certification states the Warrant holdings of such participants.

(c)           The Warrant Agent may, but shall not be obligated to, enter into any amendment of this Agreement that affects its rights, duties, immunities or indemnities hereunder.

(d)           Upon the execution of any amendment or supplemental agreement pursuant to the provisions hereof, this Agreement shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligation, duties and immunities under this Warrant Agreement of the Warrant Agent, the Company and the holders of Warrants of each series affected thereby shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such amendment or supplemental agreement shall be and be deemed to be part of the terms and conditions of this Warrant Agreement for any and all purposes.

SECTION 8.02.      Certificates and Opinions as to Conditions Precedent.

(a)           Upon any request or application by the Company to the Warrant Agent to take any action under any of the provisions of this Agreement, the Company shall furnish to the Warrant Agent an Officers’ Certificate stating that all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent have been complied with, except that in the case of any such application or demand as to which the furnishing of such document is specifically required by any provision of this Agreement relating to such particular application or demand, no additional certificate or opinion need be furnished.

(b)           Each certificate or opinion provided for in this Agreement and delivered to the Warrant Agent with respect to compliance with a condition or covenant provided for in this Agreement shall include (i) a statement that the Person making giving such certificate or opinion has read such covenant or condition; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the view or opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed view or opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether or not, in the view or opinion of such Person, such condition or covenant has been complied with.

(c)           Any certificate, statement or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or certificate, statement or opinion is based are erroneous.  Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate, statement or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate, statement or opinion or representations with respect to such matters are erroneous.

(d)           In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(e)           Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Agreement, they may, but need not, be consolidated and form one instrument.

SECTION 8.03.      Notices to the Company and Warrant Agent.  Any notice, demand or other document authorized by this Agreement to be made upon, given or furnished to, or filed with, the Company, the Guarantor or the Warrant Agent shall be sufficiently made, given, furnished or filed for all purposes if it shall be mailed, delivered or faxed to:

(a)           the Company, at [ADRESS], Attention: [TITLE], fax: [NUMBER] or at such other address or facsimile number as may have been furnished in writing to the Warrant Agent by the Company.

(b)           the Warrant Agent, at the Corporate Trust Office of the Warrant Agent.

(c)           Any such notice, demand or other document shall be in the English language.  If the Warrant Agent shall receive any notice, demand or other document addressed to the Company by any Warrant holder pursuant to the provisions of this Agreement, the Warrant Agent shall promptly forward such notice, demand or other document to the Company.

SECTION 8.04.      Notices to Holders; Waiver.

(a)           The Company may cause to have notice given to the Warrant holders by (i) with respect to holders of Registered Warrants, providing the Warrant Agent with a form of notice to be distributed by the Depositary to Members in accordance with the custom and practices of the Depositary and (ii) with respect to holders of Bearer Warrants, publishing such notice on two separate Business Days in an Authorized Newspaper or Newspapers in such Place or Places of Payment specified pursuant to Section 3.01.

(b)           Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by holders shall be filed with the Warrant Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.  In any case where notice to holders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular holder shall affect the sufficiency of such notice with respect to other holders, and any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given.  In any case where notice to holders is given by publication, any defect in any notice so published as to any particular holder shall not affect the sufficiency of such notice with respect to other holders, and any notice that is published in the manner herein provided shall be conclusively presumed to have been duly given.

SECTION 8.05.      Legal Holiday.  Unless otherwise specified pursuant to Section 3.01, in any case where any Settlement Date of the Warrants of a series shall not be a Business Day at any Place of Payment for the Warrants of that series, then payment of any amount due need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on such Settlement Date and no interest shall accrue on such payment for the period from and after such Settlement Date to such Business Day if such payment is made or duly provided for on such Business Day.

SECTION 8.06.      Obtaining of Approvals.  The Company will from time to time take all action which may be necessary to obtain and keep effective (a) any and all permits, consents and approvals of governmental agencies and authorities and any United States national securities exchange on which any series of Warrants is listed and (b) any and all filings or notices under United States Federal and state securities laws, which may be or become required in connection with the issuance, sale, trading, transfer or delivery of the Global Warrants or the exercise of the Warrants.

SECTION 8.07.      Persons Having Rights Under This Agreement.  Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, the registered holder of any Global Warrant and the Warrant holders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, and their respective successors, the registered holder of any Global Warrant and of the Warrant holders.

SECTION 8.08.      Successors and Assigns.  All covenants and agreements in this Agreement by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their permitted successors and assigns, whether so expressed or not.

SECTION 8.09.      Separability Clause.  In case any provision in this Agreement or in the Warrants shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.10.      Inspection of Agreement.  A copy of this Agreement shall be available at all reasonable times at the Warrant Agent’s Office for inspection by the Warrant holders, Members or any person certified by any Member to be an indirect participant of the Depositary or any person certified by any Member to be a Warrant holder, in each case, on behalf of whom such Member holds Warrants.

SECTION 8.11.      Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 8.12.      Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.13.      Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.

SECTION 8.14.      GOVERNING LAW.  THIS AGREEMENT AND THE WARRANTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT MATTERS RELATING TO THE AUTHORIZATION AND EXECUTION BY THE COMPANY OF THIS AGREEMENT AND THE WARRANTS ISSUED HEREUNDER AND, IF WARRANTS ARE AT ANY TIME SECURED BY PROPERTY OR ASSETS IN SWEDEN, MATTERS RELATING TO SUCH SECURITY AND THE ENFORCEMENT THEREOF IN SWEDEN, SHALL BE GOVERNED BY THE LAW OF SWEDEN.

SECTION 8.15.      Appointment of Agent; Submission to Jurisdiction; Waiver of Immunity.  (a)  The Company has designated and appointed the Swedish Trade Council, located in the Borough of Manhattan, The City of New York, currently having its address at 220 E. 42nd Street, Suite 409A, New York, NY 10017, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Warrants or this Agreement which may be instituted in any U.S. state or federal court in The City of New York.  By the execution and delivery of this Agreement, the Company submits to the jurisdiction of any such court in any such suit or proceeding, and agrees that service of process upon said Swedish Trade Council, together with written notice of said service to the Company (delivered to the attention of its Legal Counsel at its principal office in Stockholm, Sweden), shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of said Swedish Trade Council full force and effect so long as any of the Warrants shall be outstanding.

(b)           The Company hereby waives irrevocably any immunity from jurisdiction or immunity from execution to which it might otherwise be entitled in any action arising out of or based upon this Agreement or the Warrants which may be instituted as provided above in any U.S. state or federal court in The City of New York or in any competent court in Sweden; provided, however, that neither such waiver nor the provisions of the preceding paragraph shall constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act.

(c)           The Swedish Trade Council agreed to act as the Company’s authorized agent upon which process may be served in any such suit or proceeding and to give written notice of said service to the Company (by telex or facsimile to the attention of its legal counsel at the Company’s principal office in Stockholm, Sweden); provided, however, that in the absence of bad faith or gross negligence on its part the Swedish Trade Council shall not be responsible for failure to give any such notice.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

AKTIEBOLAGET SVENSK
EXPORTKREDIT (PUBL),
as Issuer

By:
Name:
Title:

By:
Name:
Title:

[BANK], as Warrant Agent

By:
Name:
Title:

Appendix 1

GLOBAL WARRANT

No.	CUSIP
ISIN:
U.S.$

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL WARRANTS REPRESENTED HEREBY, THIS GLOBAL WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO ANOTHER NOMINEE OF THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Aktiebolaget Svensk Exportkredit (publ)
Index Warrants

This global warrant (this “Global Warrant”) represents and forms part of a duly authorized series of warrants (the “Warrants”) of Citigroup Funding Inc. (the “Company”) issued or to be issued in one or more series under and in accordance with the provisions of a warrant agreement (the “Warrant Agreement”) dated as of [DATE] between the Company and [BANK], as warrant agent (the “Warrant Agent,” which term includes any successor Warrant Agent under the Warrant Agreement).

The Company promises to pay to Cede & Co., or its registered assigns, the Settlement Amount as described in the [prospectus supplement/pricing supplement] attached hereto and delivered herewith on the applicable Settlement Date or earlier if and to the extent so provided in the pricing supplement.  The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank on a parity with the Company’s other unsecured contractual obligations and with the Company’s unsecured and unsubordinated debt.

The number of Warrants from time to time represented by this Global Warrant is or such other number as shall be shown in the records of the Warrant Agent.  Upon:

(a)           each further issue of Warrants;

(b)           an exercise or an early termination of Warrants;

(c)           a purchase and cancellation of Warrants; or

(d)           a transfer or exchange of a Warrant represented by this Global Warrant,

the Warrant Agent shall, in accordance with the terms and provisions of the Warrant Agreement and the pricing supplement attached hereto and delivered herewith, register in its records (which may be maintained electronically) to be maintained by it for that purpose at its Corporate Trust Office such further issue, exercise, early termination, purchase and cancellation, transfer or exchange, and the number of Warrants represented by this Global Warrant shall, in the case of a further issue, be increased by a number equal to such further issue of Warrants, or, in the case of either an exercise, early termination or a purchase and cancellation, be reduced by a number equal to the number of Warrants so exercised, terminated early or purchased and cancelled.

Prior to due presentment for registration of transfer, the Company, the Warrant Agent, and any agent of the Company or the Warrant Agent may deem and treat the registered owner hereof as the absolute owner of the Warrants represented hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever and as the person entitled to exercise the rights represented by the Warrants represented hereby, and neither the Company or the Warrant Agent, nor any agent of the Company or the Warrant Agent shall be affected by any notice to the contrary.

The Warrants as represented by this Global Warrant are issued subject to the terms and provisions of the Warrant Agreement, all of which terms and provisions are binding on the Warrant holders and to all of which terms and provisions the Warrant holders, the entities through which such Warrant holders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant consent by acceptance of this Global Warrant by the Depositary.  A copy of the Warrant Agreement is on file at the Warrant Agent’s office, which is located at [ADDRESS].  REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH IN ANY [PROSPECTUS SUPPLEMENT/PRICING SUPPLEMENT] ATTACHED HERETO OR DELIVERED HEREWITH, WHICH [PROSPECTUS SUPPLEMENT/PRICING SUPPLEMENT] IS HEREBY INCORPORATED BY REFERENCE IN AND MADE A PART OF THIS GLOBAL WARRANT.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

This Global Warrant is deposited, as specified in the pricing supplement attached hereto and delivered herewith, with [BANK], as the custodian for DTC, and is in the name of Cede & Co. as nominee of DTC but does not confer any rights or benefits on Cede & Co. or any other registered holder and is only enforceable by the Warrant holders as provided herein.

This Global Warrant shall not be valid or become obligatory for any purpose unless and until it shall have been authenticated by the Warrant Agent or on its behalf by the Authenticating Agent.

THIS GLOBAL WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT MATTERS RELATING TO THE AUTHORIZATION AND EXECUTION BY THE COMPANY OF THIS GLOBAL WARRANT, AND, IF THIS GLOBAL WARRANT IS AT ANY TIME SECURED BY PROPERTY OR ASSETS IN SWEDEN, MATTERS RELATING TO SUCH SECURITY AND THE ENFORCEMENT THEREOF IN SWEDEN, SHALL BE GOVERNED BY THE LAW OF SWEDEN.

All terms used in this Global Warrant that are defined in the Warrant Agreement shall have the meanings ascribed to them in the Warrant Agreement.  The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

2

IN WITNESS whereof the Company has caused this Global Warrant to be duly executed on its behalf under its corporate seal.

Dated:

AKTIEBOLAGET SVENSK
EXPORTKREDIT (PUBL),

By:
Name:
Title:

[Seal]	Attest:
Name:
Title:

[BANK], as Warrant Agent

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Warrants referred to in the within-mentioned Warrant Agreement.

[BANK], as Warrant Agent

By:
Authorized Signatory

[The [prospectus supplement/pricing supplement] for each series of Warrants shall be attached to this Global Warrant.]

seal.

[Seal]

3